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                                                                    EXHIBIT 99.1


Genus Sells High Energy Implant Product Line; New Company Direction Focuses on Thin Films Market

     Business Editors

     SUNNYVALE, Calif. -- (BUSINESS WIRE) -- April 16, 1998 -- Genus, Inc. (OTC, NASDAQ:GGNS) announced today that it has reached an agreement with Varian Associates to sell selected assets related to its high energy (MeV) ion implantation equipment product line for approximately $25 million plus additional payments if certain revenue targets are achieved. The completion of this transaction, which includes the transfer of a leased manufacturing facility in Newburyport, Massachusetts, is subject to standard governmental reviews as well as approval by Genus shareholders.

     "Our company strategy during the last 18 months has been to strengthen Genus from both a financial and customer satisfaction standpoint," said James T. Healy, Genus' president and CEO. "The sale of our ion implant product technology to Varian provides us with the resources to better serve the long-term requirements of our thin film customers."

     Genus' chairman, Dr. William W.R. Elder, commented, "We believe this change in our business strategy and technology roadmap will help Genus remain a world class semiconductor equipment supplier as we grow to serve new emerging markets with our thin film products. Historically, our CVD technology has been focused primarily on the tungsten silicide market. Our tungsten nitride and other film offerings position Genus to capture additional segments of the deposition market."

     Founded in 1982, Genus, Inc. designs, manufactures, and markets equipment used in the fabrication of advanced semiconductor devices. The Company's customers include semiconductor manufacturers located throughout the United States, Europe and the Pacific Rim, including Japan, Korea and Taiwan. Genus' corporate offices are located at 1139 Karlstad Drive, Sunnyvale, CA 94089; telephone (408) 747-7120; fax (408) 747-7199; e-mail PR@genus.com; Internet http://www.genus.com.

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, this release contains forward looking statements dependent on a number of risks and uncertainties, including, but not limited to, retrenchment in the semiconductor industry, general conditions in the Company's industry sector, and the additional risks and uncertainties detailed under "Management's Discussion and Analysis of Results of Operations and Financial Condition" contained in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997. The Company assumes no obligation to update the information detailed in this release.

     Note to Editors: This new release is available through BW NewsOnDemand Plus by calling 1-888-BUY-GGNS.

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     CONTACT:  Genus, Inc.
               Mary F. Bobel, 408/747-7120
               or
               Mathews & Clark
               Bob Climo, 408/736-1120













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